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                                                                     Exhibit 5.1

                                 October 9, 2002

AmeriCredit Corp.
Subsidiary Guarantors set forth below
801 Cherry Street, Suite 3900
Fort Worth, Texas 76102

         Re: Registration Statement on Form S-4; $175,000,000 Aggregate Principal Amount of 9 1/4% Senior Notes due 2009

Dear Ladies and Gentlemen:

         In connection with the registration of $175,000,000 aggregate principal amount of 9 1/4% Senior Notes due 2009 (the "Exchange Notes") by AmeriCredit Corp. (the "Company") under the Securities Act of 1933, as amended (the "Act"), on Form S-4 being filed with the Securities and Exchange Commission on October 9, 2002 (the "Registration Statement") and the concurrent registration under the Act of guarantees (the "Subsidiary Guarantees") of the Exchange Notes by AmeriCredit Financial Services, Inc., ACF Investment Corp., AmeriCredit Consumer Discount Company, Americredit Corporation of California, AmeriCredit Flight Operations, LLC, AmeriCredit Management Company (the "United States Guarantors") and by AmeriCredit Financial Services of Canada Ltd., AmeriCredit NS I Co., AmeriCredit NS II Co. and AmeriCredit Service Center Ltd. (the "Canadian Guarantors" and, with the United States Guarantors, the "Guarantors"), you have requested our opinion with respect to the matters set forth below. The Exchange Notes will be and the Subsidiary Guarantees were issued pursuant to an indenture (the "Indenture") among the Company, the Guarantors and Bank One, NA, as Trustee (the "Trustee"). The Exchange Notes are proposed to be issued in exchange for up to $175,000,000 principal amount of issued and outstanding 9 1/4% Senior Notes previously sold by the Company (the "Initial Notes") and jointly and severally guaranteed by the Subsidiary Guarantors.

         In our capacity as your special counsel in connection with such registration, we have examined, among other things, the Registration Statement, the Indenture filed as Exhibit 4.4 to the Registration Statement, the form of the Exchange Notes and originals or copies of all corporate records and of all agreements, certificates and other documents that we have deemed relevant and necessary as a basis for the opinions hereinafter expressed and are familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization and issuance of the Exchange Notes and the Subsidiary Guarantees. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.


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October 9, 2002
Page 2

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the internal laws of the States of Texas, California and New York and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

         Subject to the foregoing and the other matters set forth herein, it is our opinion that when the Registration Statement becomes effective under the
Act:

         1. When duly executed and delivered by or on behalf of the Company and duly authenticated by the Trustee, and issued in exchange for the Initial Notes in accordance with the terms of the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         2. When the Exchange Notes have been duly executed by the Company and duly authenticated by the Trustee and the Exchange Notes have been issued in exchange for the Initial Notes in accordance with the terms of the Indenture, the Subsidiary Guarantees will constitute valid and binding obligations of the Guarantors as to the Exchange Notes, enforceable against the Guarantors in accordance with their terms.

         The opinions rendered are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and
(iii) we express no opinion concerning the enforceability of any waivers of rights or defenses or indemnification provisions of the Indenture where such waivers or provisions are contrary to public policy.

         To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and

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October 9, 2002
Page 3


that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

         With respect to our opinion in paragraph 2 relating to the enforceability of the Subsidiary Guarantees against the Canadian Guarantors, we have relied, with your consent, solely (and without independent investigation) on the opinions, dated of even date herewith, of Osler, Hoskin & Harcourt LLP, Ontario, Canada counsel for the Company, and an opinion of McInnes Cooper, Nova Scotia, Canada counsel for the Company, addressed to us, as to matters of Canadian, Ontario and Nova Scotia law.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,

                                                JENKENS & GILCHRIST
                                                a Professional Corporation

                                                By: /s/ Gregory J. Schmitt
                                                    ----------------------------
                                                    Authorized Signatory